Exhibit 10.11

April 28, 2020

Mark Schneyer

55 Round Hill Road

Scarsdale, NY 10583

Dear Mark:

I am delighted to offer you the position of Senior Vice President Business Development and Chief Business Officer with ACADIA Pharmaceuticals Inc. (the “Company” or “ACADIA”). The start date for your employment with ACADIA will be mutually agreed to by you and me. The following summarizes the terms of our offer.

Base Salary: Your semi-monthly salary will be $16,041.67 ($385,000.08 annualized). Your position is full time and is exempt/salaried.

Signing Bonus: The Company will provide you a signing bonus of $80,000.00, subject to applicable income tax withholdings. This bonus will be paid on the first pay period following your date of hire. If, within 24 months of your date of hire, you voluntarily terminate your employment with the Company, or the Company terminates your employment for cause, you agree to pay back the signing bonus in full and that you are liable for such repayment amount. You agree that such repayment will be due and payable within 30 days of your termination date.

Performance Bonus: You will be eligible to receive an annual performance bonus (“Annual Bonus”) currently targeted at 35% of your annual base salary but which will be granted in the sole discretion of me and the rest of the Board based upon our evaluation of the Company’s achievement of specific performance goals as approved by the Board. As allowed by law, you must be an employee of the Company on the date upon which bonuses are earned to be eligible for such a bonus. Your bonus for the period in which you are hired will be prorated based on your date of hire with the Company.

Equity Award:
a) Initial Grant. In connection with the commencement of your employment, you will be granted an equity award consisting of nonqualified stock options (“Options”) and restricted stock units (“RSUs”) having a cumulative fair market value at the date of grant of $1,500,000.00 (75 percent of the equity award will be in the form of Options and 25 percent will be RSUs).

b) Vesting. Both the Options and the RSUs will vest over four years, as follows:

•
one-quarter (25%) of the Options will vest on the first anniversary of the date of grant, and 1/48th of the Options will vest each month thereafter for the following three years, provided that you remain employed by the Company at each such vesting date; and
•
one-quarter (25%) of the RSUs will vest on each of the first, second, third and fourth anniversary of the date of grant, provided that you remain employed by the Company at each such vesting date.

c) Other Terms. The Options and RSUs will be subject to the terms of the Company’s 2010 Equity Incentive Plan and the related award notices and agreements, which you must electronically acknowledge and execute.

Severance Benefits: You will be entitled to participate in our Management Severance Benefit Plan (“Severance Plan”) and Change in Control Severance Benefit Plan (“CIC Severance Plan”). A copy of each of these plans is available to you on request and each is also on file with the SEC.

Relocation Expenses: The Company will provide you, through our third party vendor, assistance with relocation services, in accordance with ACADIA’s Relocation Policy dated December 12, 2019. We will provide to you $250,000.00 for your relocation to be used as you see fit and with no time limitations. While our relocation policy states that cash equivalents are not granted for unused benefits, or an unused portion of a benefit, we will provide to you a one-time exception to this policy in order to allow you with the discretion to use any combination of relocation benefits and cash (including, if you choose, “gross-up” for taxes so long as the cumulative amount we pay does not exceed $250,000) that will facilitate your move from Scarsdale, NY to San Diego, CA.

Benefits: You will be eligible to participate in the Company’s standard benefit plans. Note that these plans for new employees are effective on the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

Vacation and Holidays: You will also receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule.

401(k): You will have the opportunity to participate in the Company’s 401(k) plan. The plan provides for enrollment on a monthly basis.

Employee Stock Purchase Plan: You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of ACADIA common stock through payroll deductions. The ESPP currently provides for twice-annual purchases in May and November.

Inventions and Non-Disclosure: You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers: You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You agree and acknowledge that you have notified the Company of any and all non-compete, non-solicitation, confidentiality or other agreements with your current or former employers that could impact your employment with the Company and, prior to your start date, you will provide the Company with copies of such agreements. You also agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.

Authorization to Work: Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

At-Will; Entire Agreement: Your employment is at-will and for no specified period, and either you or ACADIA may terminate this employment relationship at any time and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by management and the Company’s Board of Directors. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral. This offer, if not accepted, will expire 5 days from receipt.

Mark, I am very excited about the prospect of you joining the team!

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Steve Davis

Steve Davis

Chief Executive Officer

Accepted and agreed:

/s/Mark Schneyer June 26, 2018

Mark Schneyer Date